Exhibit 99.1

OP Bancorp Reports Second Quarter Result of 2020

2020 Second Quarter Highlights:

•	Net income totaled $2.4 million or $0.16 per diluted common share, compared to $3.8 million or $0.23 per diluted common share for the second quarter of 2019
•	Net interest margin was 3.55% compared to 4.26% for the second quarter of 2019
•	Return on average assets was 1.15% and return on average equity was 10.45% compared to 1.39% and 11.50%, respectively, for the second quarter of 2019
•	Total assets increased 14.2% to $1.29 billion at June 30, 2020, from $1.13 billion at June 30, 2019
•	Net loans receivable increased 9.9% to $1.03 billion at June 30, 2020, from $937.5 million at June 30, 2019
•	Total deposits increased 15.0% to $1.12 billion at June 30, 2020, from $974.7 million at June 30, 2019
•	Nonperforming assets to total assets was 0.08% at June 30, 2020, compared to 0.14% at June 30, 2019
•	Total risk-based capital ratio and leverage ratio were 15.15% and 10.98%, respectively, at June 30, 2020, compared to 15.45% and 12.24%, respectively, at June 30, 2019
•	Recorded provision for loan losses of $2.0 million, compared to $401,000 for the second quarter of 2019, in response to changes in economic and business conditions amid COVID-19 pandemic
•	Pre-tax pre-provision income was $5.4 million compared to $5.5 million for the second quarter of 2019
•	Originated 924 SBA PPP loans for an aggregate loan balance of $64.9 million during the second quarter of 2020
•	Processed 155 loan deferments for an aggregate of $191 million loan balances, which is approximately 18% of loan portfolio as of June 30, 2020

LOS ANGELES, July 23, 2020 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported unaudited financial results for the second quarter of 2020.  Net income for the second quarter of 2020 was $2.4 million, or $0.16 per diluted common share, compared to net income of $3.3 million, or $0.21 per diluted common share for first quarter of 2020, and net income of $3.8 million, or $0.23 per diluted common share for the second quarter of 2019.

“As COVID-19 has continued to weigh down on national and local economies and is adversely impacting many businesses, we provided an additional loan loss reserve of $2.0 million during the second quarter, reflecting further adjustments to qualitative factors. We will continue to put efforts in taking necessary steps to help our customers, employees, and communities while focusing on maintaining our safe and sound banking operations,” commented Min Kim, President and Chief Executive Officer of OP Bancorp and Open Bank.

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Income Statement Data:
Interest income	$12,920	$14,345	$14,878
Interest expense	2,272	3,229	3,701
Net interest income	10,648	11,116	11,177
Provision for loan losses	1,988	743	401
Noninterest income	2,062	2,296	2,647
Noninterest expense	7,334	8,207	8,358
Income before taxes	3,388	4,462	5,065
Provision for income taxes	972	1,163	1,229
Net Income	$2,416	$3,299	$3,836
Diluted earnings per share	$0.16	$0.21	$0.23
Balance Sheet Data:
Loans held for sale	$8,795	$4,382	$1,245
Gross loans, net of unearned income	1,043,506	996,559	947,006
Allowance for loan losses	12,764	10,748	9,525
Total assets	1,288,011	1,209,593	1,127,556
Deposits	1,120,720	1,052,198	974,672
Shareholders’ equity	139,136	138,099	135,482
Performance Ratios:
Return on average assets (annualized)	1.15%	1.12%	1.39%
Return on average equity (annualized)	10.45%	9.44%	11.50%
Net interest margin (annualized)	3.55%	3.95%	4.26%
Efficiency ratio (1)	57.70%	61.19%	60.45%
Credit Quality:
Nonperforming loans	$1,019	$1,533	$1,556
Nonperforming assets	1,019	1,533	1,556
Net charge-offs(recoveries) to average gross loans (annualized)	-0.01%	0.02%	0.21%
Nonperforming assets to gross loans plus OREO	0.10%	0.15%	0.16%
ALL to nonperforming loans	1252%	701%	612%
ALL to gross loans, net of unearned income	1.22%	1.08%	1.01%
Capital Ratios:
Total risk-based capital ratio	15.15%	14.77%	15.45%
Tier 1 risk-based capital ratio	13.90%	13.68%	14.42%
Common equity tier 1 ratio	13.90%	13.68%	14.42%
Leverage ratio	10.98%	11.58%	12.24%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For the Six Months Ended
	June 30,	June 30,
	2020	2019
Income Statement Data:
Interest income	$27,265	$28,965
Interest expense	5,501	6,989
Net interest income	21,764	21,976
Provision for loan losses	2,731	401
Noninterest income	4,358	6,179
Noninterest expense	15,541	16,431
Income before taxes	7,850	11,323
Provision for income taxes	2,135	2,747
Net Income	$5,715	$8,576
Diluted earnings per share	$0.37	$0.52
Performance Ratios:
Return on average assets	0.94%	1.60%
Return on average equity	8.21%	12.97%
Net interest margin	3.74%	4.32%
Efficiency ratio (1)	59.49%	58.36%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights, excluding Gain on COLI
(Dollars in thousands, except per share data)	For the Six Months Ended
	June 30,	June 30,
	2020	2019
Income before taxes, as reported	$7,850	$11,323
Gain on COLI	—	1,228
Provision for income taxes	2,135	2,565
Net Income	$5,715	$7,530
Diluted earnings per share	$0.37	$0.46
Return on average assets	0.94%	1.41%
Return on average equity	8.21%	11.39%

Results of Operations

The reported interest income and yield on our loan portfolio are impacted by a number of components, including changes in the average contractual interest rate earned on loans and the amount of discount accretion on SBA loans.  The following table reconciles both the contractual interest income and yield on our loan portfolio to the reported interest income and yield for the periods indicated.

	Three Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$11,920	4.59%	$13,000	5.23%	$13,298	5.72%
SBA discount accretion	412	0.16%	559	0.23%	703	0.30%
Amortization of net deferred fees/(costs)	107	0.04%	104	0.04%	38	0.02%
Interest recognized on nonaccrual loans	83	0.03%	-	0.00%	-	0.00%
Prepayment penalties and other fees	27	0.01%	31	0.01%	54	0.02%
Yield on loans (as reported)	$12,549	4.83%	$13,694	5.51%	$14,093	6.06%

	Six Months Ended
	June 30, 2020		June 30, 2019
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$24,914	4.90%	$25,777	5.71%
SBA discount accretion	971	0.19%	1,212	0.27%
Amortization of net deferred fees/(costs)	211	0.04%	170	0.04%
Interest recognized on nonaccrual loans	83	0.02%	-	0.00%
Prepayment penalties and other fees	64	0.01%	288	0.06%
Yield on loans (as reported)	$26,243	5.16%	$27,447	6.08%

Net interest margin for the second quarter of 2020 decreased 40 basis points to 3.55% from 3.95% for the first quarter of 2020 primarily due to a decrease in the reported yield on interest-earning assets, partially offset by a decrease in the cost of interest-bearing liabilities as a result of the cumulative market rate decreases of 150 basis points by the Federal Reserve in Mach 2020.

Net interest income before the provision for loan losses for the second quarter of 2020 was $10.6 million, a decrease of $468,000, or 4.2%, compared to the first quarter of 2020, primarily due to a $1.4 million decrease in interest income, partially offset by a $957,000 decrease in interest expense.

Interest income on securities available for sale and other interest income decreased $280,000, or 43.0%, during the second quarter of 2020 compared to the first quarter of 2020. The decrease was primarily due to a $242,000 decrease in other interest income as a result of a 132 basis point decrease in the yield on the average balance of Fed funds sold and other investments in the period and a $38,000 decrease in interest income on securities available for sale as a result of a 47 basis point decrease in the yield on the average balance of securities available for sale in the period.

Interest income from contractual interest rates on loans decreased $1.1 million, or 8.3%, during the second quarter of 2020 compared to the first quarter of 2020, reflecting a 64 basis point decrease in the average contractual interest rate on loans in the period, primarily resulting from the cumulative rate cuts by the Federal Reserve in March 2020. The amount of discount accretion on SBA loans decreased

$147,000 during the second quarter of 2020 due to a decrease in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, decreased $1.1 million, or 8.4% during the second quarter of 2020 compared to the first quarter of 2020.

Interest expense for the second quarter of 2020 decreased $957,000, or 29.6%, compared to the first quarter of 2020, due to a decrease of 54 basis points in the average cost of interest-bearing liabilities, primarily due to the rate cuts by the Federal Reserve in March.

Net interest margin for the second quarter of 2020 decreased 71 basis points to 3.55% from 4.26% for the second quarter of 2019, primarily due to a decrease in the reported yield on interest-earning assets, partially offset by a decrease in the cost of interest-bearing liabilities as a result of cumulative market rate cuts of 225 basis points by the Federal Reserve in the last half of 2019 and first quarter of 2020.

Net interest income before provision for loan losses for the second quarter of 2020 decreased $529,000, or 4.7%, to $10.6 million, compared to $11.2 million for the second quarter of 2019, primarily due to a $2.0 million decrease in interest income, partially offset by a $1.4 million decrease in interest expense.

Interest income on securities available for sale and other interest income for the second quarter of 2020 decreased $414,000, or 52.7%, compared to the second quarter of 2019. The decrease was primarily due to a $368,000 decrease in other interest income as a result of a 238 basis point decrease in the yield on the average balance of Fed funds sold and other investments and a $46,000 decrease in interest income on securities available for sale as a result of a 59 basis point decrease in the yield on the average balance of securities available for sale.

Interest income from contractual interest rates on loans for the second quarter of 2020 decreased $1.4 million, or 10.4%, compared to the second quarter of 2019, reflecting a 113 basis point decrease in the average contractual interest rate on loans in the period, primarily due to the cumulative market rate cuts by the Federal Reserve in the last half of 2019 and first quarter of 2020. The amount of discount accretion on SBA loans decreased $291,000 during the second quarter of 2020 due to a decrease in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, for the second quarter of 2020 decreased $1.5 million, or 11.0%, compared to the same period of 2019.

Interest expense for the second quarter of 2020 decreased $1.4 million, or 38.6%, compared to the second quarter of 2019, primarily due to a 96 basis point decrease in the cost of interest-bearing liabilities in the period, partially offset by a $60.3 million, or 8.9%, increase in the average balance of total interest-bearing liabilities.

The following tables show the asset yields, liability costs, spreads and margins for the periods indicated, along with the percentage changes in the periods indicated.

	Three Months Ended			Percentage Change
	June 30,	March 31,	June 30,	Q2-20	Q2-20
	2020	2020	2019	vs. Q1-20	vs. Q2-19
Yield on loans	4.83%	5.51%	6.06%	-0.68%	-1.23%
Yield on interest-earning assets	4.31%	5.10%	5.67%	-0.79%	-1.36%
Cost of interest-bearing liabilities	1.24%	1.78%	2.20%	-0.54%	-0.96%
Cost of deposits	0.83%	1.27%	1.56%	-0.44%	-0.73%
Cost of funds	0.83%	1.27%	1.56%	-0.44%	-0.73%
Net interest spread	3.07%	3.32%	3.47%	-0.25%	-0.40%
Net interest margin	3.55%	3.95%	4.26%	-0.40%	-0.71%

	Six Months Ended		Percentage Change
	June 30,	June 30,	2020 YTD
	2020	2019	vs. 2019 YTD
Yield on loans	5.16%	6.08%	-0.92%
Yield on interest-earning assets	4.69%	5.70%	-1.01%
Cost of interest-bearing liabilities	1.51%	2.15%	-0.64%
Cost of deposits	1.05%	1.52%	-0.47%
Cost of funds	1.04%	1.52%	-0.48%
Net interest spread	3.18%	3.55%	-0.37%
Net interest margin	3.74%	4.32%	-0.58%

The Company recorded provision for loan losses of $2.0 million for the second quarter of 2020. Major economic forecasts, including the California Economic Forecasts show a significant decline in GDP and a substantial rise in unemployment for 2020. Management has made further adjustments to qualitative factors on all loan types during the second quarter of 2020 to reflect adverse impacts on national, state, and local economies caused by COVID-19 pandemic. The increases in qualitative factors accounted for $2.0 million, or 100%, of the provision for loan losses for the quarter. The Company recorded provision for loan losses of $743,000 for the first quarter of 2020 and $401,000 for the second quarter of 2019.

Noninterest income for the second quarter of 2020 was $2.1 million, a decrease of $234,000, or 10.2%, from $2.3 million for the first quarter of 2020, primarily due to a decrease of $219,000 in gain on sale of loans and a decrease of $138,000 in service charges on deposits, partially offset by an increase of $122,000 in loan servicing fees.

Gain on sale of loans for the second quarter of 2020 was $936,000, a decrease of $219,000, compared to $1.2 million for the first quarter of 2020. The Company sold $14.9 million in SBA loans with an average premium of 7.94% in the second quarter of 2020, compared to the sale of $17.5 million in SBA loans with an average premium of 8.41% in the first quarter of 2020.

Noninterest income for the second quarter of 2020 decreased $585,000 to $2.1 million compared to $2.6 million for the second quarter of 2019, primarily due to a decrease of $652,000 in gain on sale of loans and a decrease of $269,000 in service charges on deposits, partially offset by an increase of $287,000 in loan servicing fees and $49,000 in other income. Gain on sale of loans for the second quarter of 2019 was $1.6 million from the sale of $21.2 million in SBA loans with an average premium of 8.99%.

Noninterest expense for the second quarter of 2020 was $7.3 million, a decrease of $873,000, or 10.6%, compared to $8.2 million for the first quarter of 2020. The decrease was primarily due to a decrease of $724,000 in salary and employee benefits and a decrease of $85,000 in foundation donation and other contributions. The decrease in salary and employee benefits was primarily due to an increase in deferred loan origination costs from originating 924 SBA’s Paycheck Protection Program (PPP) loans for an aggregate loan balance of $64.9 million during the quarter.

Noninterest expense for the second quarter of 2020 was $7.3 million, a decreased $1.0 million, or 12.3%, compared to $8.4 million for the second quarter of 2019.  The decrease was primarily due to a decrease of $997,000 in salary and employee benefits and a decrease of $134,000 in foundation donation and other contributions, partially offset by an increase of $109,000 in occupancy and equipment expense. The decrease in salary and employee benefits was primarily due to the aforementioned increase in deferred loan origination costs for SBA PPP loans and the decrease in foundation donation tied to the Company’s net income. The increase in occupancy and equipment expense was primarily due to a new branch opening in the second quarter of 2019.

Income tax provision was $972,000 for the second quarter of 2020, $1.2 million for the first quarter of 2020 and for the second quarter of 2019. The effective tax rate for the second quarter of 2020 was 28.7%, compared to 26.1% for the first quarter of 2020 and 24.3% for the second quarter of 2019. The higher effective tax rate for the second quarter of 2020 compared to the first quarter of 2020 and the second quarter of 2019 was primarily due to less tax benefits realized because of a decrease in non-qualified stock option exercises during the second quarter of 2020.

Balance Sheet

Total assets were $1.29 billion at June 30, 2020, an increase of $78.4 million, or 6.5%, compared to $1.21 billion at March 31, 2020, and an increase of $160.5 million, or 14.2%, compared to $1.13 billion at June 30, 2019.

Gross loans, net of unearned income, were $1.04 billion at June 30, 2020, an increase of $46.9 million, or 4.7%, from $996.6 million at March 31, 2020, and an increase of $96.5 million, or 10.2%, from $947.0 million at June 30, 2019.

New loan originations totaled $104.1 million for the second quarter of 2020, including $64.9 million in SBA PPP loans and $19.3 million in other SBA loans, compared to $77.9 million for the first quarter of 2020, including $25.7 million in SBA loans, and $93.8 million for the second quarter of 2019, including $27.9 million in SBA loans. Loan payoffs were $21.7 million for the second quarter of 2020, compared to $33.5 million for the first quarter of 2020, and $22.5 million for the second quarter of 2019.

Total deposits were $1.12 billion at June 30, 2020, an increase of $68.5 million, or 6.5%, from $1.05 billion at March 31, 2020, and an increase of $146.0 million, or 15.0%, from $974.7 million at June 30, 2019. Noninterest-bearing deposits were $428.4 million at June 30, 2020, compared to $304.8 million at March 31, 2020, and $275.0 million at June 30, 2019. The increase in noninterest-bearing deposits during the second quarter of 2020 was partially due to the SBA PPP loans funded to customers’ noninterest-bearing deposits.

Noninterest-bearing deposits accounted for 38.2% of total deposits at June 30, 2020, compared to 29.0% at March 31, 2020, and 28.2% at June 30, 2019. The following table shows the Company’s deposits, by type as a percentage of total deposits as of the periods indicated.

	As of
	June 30,	March 31,	June 30,
	2020	2020	2019
Noninterest-bearing deposits	38.2%	29.0%	28.2%
Interest-bearing demand deposits	26.2%	27.7%	28.7%
Savings	0.5%	0.5%	0.4%
Time deposits over $250,000	18.8%	20.0%	21.7%
Other time deposits	16.3%	22.8%	21.0%
Total deposits	100.0%	100.0%	100.0%

The Company had $10.0 million in borrowings from the Federal Home Loan Bank (FHLB) at June 30, 2020, which had 0% rate under the Zero-Rate Recovery Advance Program, FHLB’s pandemic relief initiatives. The Company had no borrowings from the FHLB at March 31, 2020 and June 30, 2019.

The Company’s consolidated regulatory capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at June 30, 2020, as summarized in the following table.

				Regulatory
			Well-capitalized	Capital Ratio
			Financial	Requirements (1),
			Institution	Including
			Basel III	Fully Phased-in
			Regulatory	Capital Conservation
Capital Ratios	OP Bancorp	Open Bank	Guidelines	Buffer
Total risk-based capital ratio	15.15%	15.03%	10.00%	10.50%
Tier 1 risk-based capital ratio	13.90%	13.78%	8.00%	8.50%
Common equity tier 1 ratio	13.90%	13.78%	6.50%	7.00%
Leverage ratio	10.98%	10.87%	5.00%	4.00%

(1) Fully phased in Basel III requirement for both OP Bancorp and Open Bank includes a 2.5% capital conservation buffer, except the leverage ratio.

The Company completed its third stock repurchase program in May 2020 with an aggregate purchase of 500,000 shares of common stock at an average price of $7.77. Since the announcement of the initial stock repurchase program in January 2019, the Company has repurchased an aggregate of 1.37 million shares of its common stock at an average repurchase price of $8.84 per share through May 2020.

Asset Quality

Nonperforming loans were $1.02 million at June 30, 2020, a decrease of $514,000 from $1.53 million at March 31, 2020 and a decrease of $537,000 from $1.56 million at June 30, 2019.

The Company had no other real estate owned (OREO) at June 30, 2020, March 31, 2020, and June 30, 2019.

Nonperforming assets were $1.02 million, or 0.08% of total assets, at June 30, 2020, compared to $1.53 million, or 0.13% of total assets, at March 31, 2020, and $1.56 million, or 0.14% of total assets, at June 30, 2019.

Nonperforming loans to gross loans were 0.10% at June 30, 2020, compared to 0.15% at March 31, 2020, and 0.16% at June 30, 2019.  Total classified loans were $2.8 million, or 0.27% of gross loans, at June 30, 2020, compared to $3.6 million, or 0.36% of gross loans, at March 31, 2020, and $4.2 million, or 0.44% of gross loans, at June 30, 2019.

The following tables shows the trend of classified loans by loan type as of the date stated.

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Classified loans by loan type	(Dollars in thousands)
Commercial real estate	$—	$—	$—	$—	$—
SBA loans—real estate	786	2,021	2,036	2,247	2,264
SBA loans—non-real estate	124	159	33	36	41
Commercial and industrial	1,211	686	697	710	1,892
Home mortgage	689	694	698	256	—
Consumer	—	—	—	—	—
Total classified loans	$2,810	$3,560	$3,464	$3,249	$4,197
SBA guarantee balance retained
SBA loans—real estate	—	357	363	516	524
SBA loans—non-real estate	—	33	33	36	41
Total SBA unsold guarantee portion	$—	$390	$396	$552	$565
Total classified loans, net of SBA guarantee balance retained	$2,810	$3,170	$3,068	$2,697	$3,632

The allowance for loan losses (ALL) was $12.8 million at June 30, 2020, compared to $10.7 million at March 31, 2020, and $9.5 million at June 30, 2019. The ALL was 1.22% of gross loans at June 30, 2020, 1.08% of gross loans at March 31, 2020 and 1.01% at June 30, 2019. Excluding fully guaranteed SBA PPP loans, the ALL was 1.30% of gross loans at June 30, 2020. The allowance for loan losses was 1,252% of nonperforming assets at June 30, 2020, 701% at March 31, 2020, and 612% at June 30, 2019.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California, and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: business and economic conditions, particularly those affecting the financial services industry and our primary market areas; our ability to successfully manage our credit risk and the sufficiency of our allowance for loan losses;  factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers, the success of construction projects that we finance, including any loans acquired in acquisition transactions; our ability to effectively execute our strategic plan and manage our growth;  interest rate fluctuations, which could have an adverse effect on our profitability; liquidity issues, including fluctuations in the fair value and liquidity of the securities we hold for sale and our ability to raise additional capital, if necessary;  external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;  continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;  challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;  restraints on the ability of Open Bank to pay dividends to us, which could limit our liquidity;  increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;  a failure in the internal controls we have implemented to address the risks inherent to the business of banking; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance; changes in our management personnel or our inability to retain motivate and hire qualified management personnel;  disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, pandemic diseases (such as the coronavirus) or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation;

compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; the rapidly changing uncertainties related to the Coronavirus pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2019 and in our other subsequent filings with the Securities and Exchange Commission. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this report. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward looking statements in this report. In addition, our past results of operations are not necessarily indicative of our future results. You should not rely on any forward looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

Consolidated Balance Sheet (unaudited)
(Dollars in thousands)
	As of
	06/30/2020	03/31/2020	% change	06/30/2019	% change
Assets
Cash and cash equivalents	$112,217	$110,999	1.1%	$83,111	35.0%
Securities available for sale, at fair value	75,402	52,179	44.5%	51,829	45.5%
Other investments	9,987	9,253	7.9%	8,134	22.8%
Loans held for sale	8,795	4,382	100.7%	1,245	606.4%
Real Estate Loans	637,295	639,411	-0.3%	583,634	9.2%
SBA Loans	195,605	133,909	46.1%	130,957	49.4%
C & I Loans	88,375	99,860	-11.5%	105,133	-15.9%
Home Mortgage Loans	120,597	119,984	0.5%	123,951	-2.7%
Consumer & Other Loans	1,634	3,395	-51.9%	3,331	-50.9%
Gross loans, net of unearned income	1,043,506	996,559	4.7%	947,006	10.2%
Allowance for loan losses	(12,764)	(10,748)	18.8%	(9,525)	34.0%
Net loans receivable	1,030,742	985,811	4.6%	937,481	9.9%
Premises and equipment, net	4,881	5,141	-5.1%	5,341	-8.6%
Accrued interest receivable	4,823	3,056	57.8%	3,301	46.1%
Servicing assets	6,972	6,963	0.1%	6,996	-0.3%
Company owned life insurance	10,748	10,683	0.6%	10,482	2.5%
Deferred tax assets	3,535	2,709	30.5%	2,858	23.7%
Operating right-of-use assets (1)	7,517	7,885	-4.7%	8,959	-16.1%
Other assets	12,392	10,532	17.7%	7,819	58.5%
Total assets	$1,288,011	$1,209,593	6.5%	$1,127,556	14.2%

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$428,416	$304,845	40.5%	$274,976	55.8%
Savings	5,868	5,220	12.4%	3,527	66.4%
Money market and others	293,165	291,137	0.7%	279,748	4.8%
Time deposits over $250,000	210,691	210,507	0.1%	211,305	-0.3%
Other time deposits	182,580	240,489	-24.1%	205,116	-11.0%
Total deposits	1,120,720	1,052,198	6.5%	974,672	15.0%
Other borrowings	10,000	-	100.0%	-	100.0%
Accrued interest payable	1,964	2,592	-24.2%	2,287	-14.1%
Operating lease liabilities (1)	9,282	9,701	-4.3%	10,737	-13.6%
Other liabilities	6,909	7,003	-1.3%	4,378	57.8%
Total liabilities	1,148,875	1,071,494	7.2%	992,074	15.8%

Common stock	79,925	80,422	-0.6%	88,455	-9.6%
Additional paid-in capital	8,218	7,882	4.3%	6,965	18.0%
Retained earnings	50,056	48,695	2.8%	39,878	25.5%
Accumulated other comprehensive income(loss)	937	1,100	-14.8%	184	409.2%
Total shareholders' equity	139,136	138,099	0.8%	135,482	2.7%

Total Liabilities and Shareholders' Equity	$1,288,011	$1,209,593	6.5%	$1,127,556	14.2%

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	06/30/2020	03/31/2020	% change	06/30/2019	% change
Interest income
Interest and fees on loans	$12,549	$13,694	-8.4%	$14,093	-11.0%
Interest on securities available for sale	281	319	-11.9%	327	-14.1%
Other interest income	90	332	-72.9%	458	-80.3%
Total interest income	12,920	14,345	-9.9%	14,878	-13.2%
Interest expense
Interest on deposits	2,272	3,229	-29.6%	3,701	-38.6%
Total interest expense	2,272	3,229	-29.6%	3,701	-38.6%
Net interest income	10,648	11,116	-4.2%	11,177	-4.7%
Provision for loan losses	1,988	743	167.6%	401	395.8%
Net interest income after provision for loan losses	8,660	10,373	-16.5%	10,776	-19.6%
Noninterest income
Service charges on deposits	230	368	-37.5%	499	-53.9%
Loan servicing fees, net of amortization	514	392	31.1%	227	126.4%
Gain on sale of loans	936	1,155	-19.0%	1,588	-41.1%
Other income	382	381	0.3%	333	14.7%
Total noninterest income	2,062	2,296	-10.2%	2,647	-22.1%
Noninterest expense
Salaries and employee benefits	4,347	5,071	-14.3%	5,344	-18.7%
Occupancy and equipment	1,241	1,230	0.9%	1,132	9.6%
Data processing and communication	414	409	1.2%	367	12.8%
Professional fees	276	273	1.1%	247	11.7%
FDIC insurance and regulatory assessments	117	106	10.4%	105	11.4%
Promotion and advertising	163	162	0.6%	183	-10.9%
Directors’ fees	223	233	-4.3%	223	0.0%
Foundation donation and other contributions	245	330	-25.8%	379	-35.4%
Other expenses	308	393	-21.6%	378	-18.5%
Total noninterest expense	7,334	8,207	-10.6%	8,358	-12.3%
Income before income taxes	3,388	4,462	-24.1%	5,065	-33.1%
Provision for income taxes	972	1,163	-16.4%	1,229	-20.9%
Net income	$2,416	$3,299	-26.8%	$3,836	-37.0%

Book value per share	$9.23	$9.14	1.0%	$8.62	7.1%
Basic EPS	$0.16	$0.21	-23.8%	$0.24	-33.3%
Diluted EPS	$0.16	$0.21	-23.8%	$0.23	-30.4%

Shares of common stock outstanding	15,068,030	15,115,868	-0.3%	15,723,007	-4.2%
Weighted Average Shares:
- Basic	15,072,423	15,486,549	-2.7%	15,685,478	-3.9%
- Diluted	15,112,618	15,586,255	-3.0%	15,951,598	-5.3%

Key Ratios
(Dollars in thousands, except ratios)	Three Months Ended
	06/30/2020	03/31/2020	% change	06/30/2019	% change
Return on average assets (ROA)*	1.15%	1.12%	0.03%	1.39%	-0.24%
Return on average equity (ROE) *	10.45%	9.44%	1.01%	11.50%	-1.05%
Net interest margin *	3.55%	3.95%	-0.40%	4.26%	-0.71%
Efficiency ratio	57.70%	61.19%	-3.49%	60.45%	-2.75%

Total risk-based capital ratio	15.15%	14.77%	0.38%	15.45%	-0.30%
Tier 1 risk-based capital ratio	13.90%	13.68%	0.22%	14.42%	-0.52%
Common equity tier 1 ratio	13.90%	13.68%	0.22%	14.42%	-0.52%
Leverage ratio	10.98%	11.58%	-0.60%	12.24%	-1.26%

* Annualized

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Six Months Ended
	06/30/2020	06/30/2019	% change
Interest income
Interest and fees on loans	$26,243	$27,447	-4.4%
Interest on securities available for sale	600	687	-12.7%
Other interest income	422	831	-49.2%
Total interest income	27,265	28,965	-5.9%
Interest expense
Interest on deposits	5,501	6,989	-21.3%
Total interest expense	5,501	6,989	-21.3%
Net interest income	21,764	21,976	-1.0%
Provision for loan losses	2,731	401	581.0%
Net interest income after provision for loan losses	19,033	21,575	-11.8%
Noninterest income
Service charges on deposits	598	1,026	-41.7%
Loan servicing fees, net of amortization	906	610	48.5%
Gain on sale of loans	2,091	2,665	-21.5%
Other income	763	1,878	-59.4%
Total noninterest income	4,358	6,179	-29.5%
Noninterest expense
Salaries and employee benefits	9,418	10,513	-10.4%
Occupancy and equipment	2,471	2,209	11.9%
Data processing and communication	823	725	13.5%
Professional fees	549	451	21.7%
FDIC insurance and regulatory assessments	222	210	5.7%
Promotion and advertising	324	360	-10.0%
Directors’ fees	456	452	0.9%
Foundation donation and other contributions	575	767	-25.0%
Other expenses	703	744	-5.5%
Total noninterest expense	15,541	16,431	-5.4%
Income before income taxes	7,850	11,323	-30.7%
Provision for income taxes	2,135	2,747	-22.3%
Net income	$5,715	$8,576	-33.4%

Book value per share	$9.23	$8.62	7.1%
Basic EPS	$0.37	$0.53	-30.2%
Diluted EPS	$0.37	$0.52	-28.8%

Shares of common stock outstanding	15,068,030	15,723,007	-4.2%
Weighted Average Shares:
- Basic	15,279,486	15,750,905	-3.0%
- Diluted	15,334,287	16,006,499	-4.2%

Key Ratios
(Dollars in thousands, except ratios)	Six Months Ended
	06/30/2020	06/30/2019	% change
Return on average assets (ROA)*	0.94%	1.60%	-0.66%
Return on average equity (ROE) *	8.21%	12.97%	-4.76%
Net interest margin *	3.74%	4.32%	-0.58%
Efficiency ratio	59.49%	58.36%	1.13%

Total risk-based capital ratio	15.15%	14.77%	0.38%
Tier 1 risk-based capital ratio	13.90%	13.68%	0.22%
Common equity tier 1 ratio	13.90%	13.68%	0.22%
Leverage ratio	10.98%	11.58%	-0.60%

* Annualized

Asset Quality
(Dollars in thousands, except ratios)	Three Months Ended
	06/30/2020	03/31/2020	12/31/2019	09/30/2019	06/30/2019
Nonaccrual Loans	$689	$1,203	$1,215	$1,234	$1,218
Loans 90 days or more past due, accruing	-	-	-	-	-
Accruing restructured loans	330	330	333	336	338
Nonperforming loans	1,019	1,533	1,548	1,570	1,556
Other real estate owned (OREO)	-	-	-	1,817	-
Nonperforming assets	1,019	1,533	1,548	3,387	1,556

Classified loans	2,810	3,560	3,464	3,249	4,197

Nonperforming assets/total assets	0.08%	0.13%	0.13%	0.29%	0.14%
Nonperforming assets/gross loans plus OREO	0.10%	0.15%	0.16%	0.35%	0.16%
Nonperforming loans/gross loans	0.10%	0.15%	0.16%	0.16%	0.16%
Allowance for loan losses/nonperforming loans	1252%	701%	649%	614%	612%
Allowance for loan losses/nonperforming assets	1252%	701%	649%	285%	612%
Allowance for loan losses/gross loans	1.22%	1.08%	1.02%	1.00%	1.01%
Classified loans/gross loans	0.27%	0.36%	0.35%	0.34%	0.44%

Net charge-offs(recoveries)	$(28)	$45	$(1)	$175	$495
Net charge-offs(recoveries) to average gross loans *	-0.01%	0.02%	0.00%	0.07%	0.21%

* Annualized

Accruing delinquent loans 30-89 days past due	06/30/2020	03/31/2020	12/31/2019	09/30/2019	06/30/2019
30-59 days	$565	$1,788	$3,899	$2,580	$1,065
60-89 days	-	2,277	126	580	2,207
Total	565	4,065	4,025	3,160	3,272

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$100,083	$90	0.36%	$78,256	$332	1.68%	$66,277	$458	2.74%
Securities available for sale	60,544	281	1.86	54,647	319	2.33	53,329	327	2.45
Total investments	160,627	371	0.92	132,903	651	1.95	119,606	785	2.61
Real estate loans	638,359	7,500	4.73	633,963	8,198	5.20	562,256	7,837	5.59
SBA loans	190,042	2,615	5.53	138,900	2,667	7.72	137,133	3,063	8.96
C & I loans	93,633	920	3.95	100,686	1,277	5.10	104,273	1,558	5.99
Home Mortgage loans	119,998	1,476	4.92	121,768	1,514	4.97	125,577	1,588	5.06
Consumer & other loans	2,912	38	5.28	2,774	38	5.51	2,814	47	6.70
Loans (1)	1,044,944	12,549	4.83	998,091	13,694	5.51	932,053	14,093	6.06
Total interest-earning assets	1,205,571	12,920	4.31	1,130,994	14,345	5.10	1,051,659	14,878	5.67
Noninterest-earning assets	49,837			48,189			50,387
Total assets	$1,255,408			$1,179,183			$1,102,046

Interest-bearing liabilities:
NOW and savings deposits	$8,614	2	0.10%	$7,988	5	0.25%	$4,725	3	0.25%
Money market deposits	296,327	481	0.65	289,214	952	1.32	281,239	1,335	1.90
Time deposits	426,645	1,789	1.69	431,772	2,272	2.12	389,294	2,363	2.43
Total interest-bearing deposits	731,586	2,272	1.25	728,974	3,229	1.78	675,258	3,701	2.20
Borrowings	3,959	-	-	45	-	-	2	-	2.76
Total interest-bearing liabilities	735,545	2,272	1.24	729,019	3,229	1.78	675,260	3,701	2.20

Noninterest-bearing liabilities:
Noninterest-bearing deposits	362,779			292,453			276,569
Other noninterest-bearing liabilities	18,362			17,921			16,778
Total noninterest-bearing liabilities	381,141			310,374			293,347
Shareholders’ equity	138,722			139,790			133,439
Total liabilities and shareholders’ equity	$1,255,408			$1,179,183			$1,102,046

Net interest income / interest rate spreads		$10,648	3.07%		$11,116	3.32%		$11,177	3.47%

Net interest margin			3.55%			3.95%			4.26%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,094,365	$2,272	0.83%	$1,021,427	$3,229	1.27%	$951,827	$3,701	1.56%
Total funding liabilities / cost of funds	$1,098,324	$2,272	0.83%	$1,021,472	$3,229	1.27%	$951,829	$3,701	1.56%

(1) The average loan balance includes loans held for sale.

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$89,169	$422	0.94%	$59,657	$831	2.77%
Securities available for sale	57,595	600	2.08	54,046	687	2.54
Total investments	146,764	1,022	1.39	113,703	1,518	2.66
Real estate loans	636,161	15,698	4.96	540,766	14,986	5.59
SBA loans	164,471	5,282	6.46	134,219	5,996	9.01
C & I loans	97,160	2,197	4.55	105,469	3,152	6.03
Home Mortgage loans	120,883	2,990	4.95	127,034	3,224	5.08
Consumer & other loans	2,843	76	5.40	2,674	89	6.71
Loans (1)	1,021,518	26,243	5.16	910,162	27,447	6.08
Total interest-earning assets	1,168,282	27,265	4.69	1,023,865	28,965	5.70
Noninterest-earning assets	49,012			46,453
Total assets	$1,217,294			$1,070,318

Interest-bearing liabilities:
NOW and savings deposits	$8,300	6	0.15%	$4,949	6	0.25%
Money market deposits	292,771	1,434	0.98	266,493	2,456	1.86
Time deposits	429,208	4,061	1.90	384,389	4,527	2.38
Total interest-bearing deposits	730,279	5,501	1.51	655,831	6,989	2.15
Borrowings	2,002	-	0.00	1	-	2.76
Total interest-bearing liabilities	732,281	5,501	1.51	655,832	6,989	2.15

Noninterest-bearing liabilities:
Noninterest-bearing deposits	327,616			269,585
Other noninterest-bearing liabilities	18,142			12,634
Total noninterest-bearing liabilities	345,758			282,219
Shareholders’ equity	139,255			132,267
Total liabilities and shareholders’ equity	$1,217,294			$1,070,318

Net interest income / interest rate spreads		$21,764	3.18%		$21,976	3.55%

Net interest margin			3.74%			4.32%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,057,895	$5,501	1.05%	$925,416	$6,989	1.52%
Total funding liabilities / cost of funds	$1,059,897	$5,501	1.04%	$925,417	$6,989	1.52%

(1) The average loan balance includes loans held for sale.

Loan Portfolio Breakdown by Industry
Excluding Home mortgage and consumer loans
(Dollars in thousands)	As of June 30, 2020
Industry	Number of accounts	% of total	Balance	% of total
Real estate lessors	220	11.1%	$354,060	37.7%
- Retail	91	4.6	162,281	17.3
- Mixed use	16	0.8	29,889	3.2
- Office	11	0.6	20,452	2.2
- Industrial	45	2.3	91,293	9.7
- Multifamily	7	0.4	3,950	0.4
- Other	50	2.5	46,194	4.9
Hotel / motel	181	9.2	139,755	14.9
Food services / restaurant	275	13.9	38,912	4.1
Gas station	206	10.4	132,746	14.2
Educational service	13	0.7	9,187	1.0
Wholesale	276	14.0	56,268	6.0
Laundry services	82	4.1	23,726	2.5
Church	22	1.1	12,582	1.3
Other	703	35.5	170,835	18.2
Total	1,978	100.0%	$938,069	100.0%

Loan Deferment Summary by Industry
As of June 30, 2020
Excluding Home mortgage and consumer loans
(Dollars in thousands)	Number of accounts			Loan balance
Industry	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Real estate lessors	40	45.5%	18.2%	$76,465	47.3%	21.6%
- Retail	24	27.3	26.4	44,305	27.4	27.3
- Mixed use	3	3.4	18.8	17,477	10.8	58.5
- Office	4	4.5	36.4	5,488	3.4	26.8
- Industrial	4	4.5	8.9	4,810	3.0	5.3
- Multifamily	1	1.1	14.3	457	0.3	11.6
- Other	4	4.5	8.0	3,929	2.4	8.5
Hotel / motel	14	15.9	7.7	39,082	24.2	28.0
Food services / restaurant	9	10.2	3.3	9,274	5.7	23.8
Gas station	5	5.7	2.4	9,037	5.6	6.8
Educational service	2	2.3	15.4	8,686	5.4	94.5
Wholesale	6	6.8	2.2	7,172	4.4	12.7
Laundry services	4	4.5	4.9	2,724	1.7	11.5
Church	3	3.4	13.6	2,316	1.4	18.4
Other	5	5.7	0.7	6,858	4.2	4.0
Total	88	100.0%	4.4%	$161,614	100.0%	17.2%

* Number of accounts and balance information were as of June 30, 2020.

Loan Deferment Summary by Loan Type
As of June 30, 2020
(Dollars in thousands)	Number of accounts			Loan balance
Loan Type	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Real estate loans	72	46.5%	20.4%	$150,452	78.8%	23.6%
C & I loans	16	10.3	8.0	11,162	5.8	12.6
Loans, excluding home mortgage and consumer loans	88	56.8	4.4	161,614	84.7	17.2
Home Mortgage loans	67	43.2	21.8	29,267	15.3	24.3
Total	155	100.0%	6.8%	$190,881	100.0%	18.0%

* Number of accounts and balance information were as of June 30, 2020.